Exhibit 99

Retractable Technologies, Inc. Reports Results of Operations

LITTLE ELM, Texas, May 17, 2013—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the first quarter of 2013.

Comparison of Three Months Ended March 31, 2013 and March 31, 2012

Domestic sales accounted for 80.0% and 80.6% of the revenues for the three months ended March 31, 2013 and 2012, respectively. Domestic revenues decreased 4.2% principally due to lower average sales prices. Domestic unit sales increased 8.7%. Domestic unit sales were 71.7% of total unit sales for the three months ended March 31, 2013. International unit sales and revenues decreased 8.3% and 0.4%, respectively. As mentioned above, overall unit sales increased 3.3%.

Gross profit decreased 2.3% primarily due to lower average sales prices. The average cost of manufactured product sold per unit decreased by 8.3%. Gross profit as a percentage of net sales was 38.7% in 2013 compared to 38.2% in 2012 due to lower unit cost of manufacture. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 3.8% due to increased gross sales.

Operating expenses increased 18.9% or $658 thousand. Sales and marketing costs increased due to hiring additional staff and our bonus plan. General and administrative costs increased $498 thousand primarily due to increased patent expenses and the effect of the Medical Device Excise Tax. Through March 31, 2013, we have paid $217 thousand in Medical Device Excise Taxes. We estimate the impact of this tax to be in excess of one million dollars in 2013.

Our operating loss was $1.4 million compared to an operating loss for the same period last year of $645 thousand due primarily to lower gross profit and increased operating expenses.

Our effective tax rate on the net loss before income taxes was 0.1% and 1.2% for the three months ended March 31, 2013 and March 31, 2012, respectively.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 53.3% of total assets. Working capital was $26.0 million at March 31, 2013, a decrease of $1.4 million from December 31, 2012.

Approximately $2.1 million in cash flow in the three months ended March 31, 2013 was used by operating activities. Our cash balance decreased primarily due to our operating loss.

We purchased 83,097 shares of our Common Stock pursuant to our Common Stock repurchase plan as of March 31, 2013. The average share price for our repurchases in the first quarter of 2013 was $1.08.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer